Exhibit 10.18

Services Agreement

This Services Agreement (this “Agreement”), effective as of January 1, 2023 (the “Effective Date”), is by and between Renegade Swish, LLC, a Delaware limited liability company (“RS”) and PHI Group, Inc., a Delaware corporation (“PHI” and together with RS the “Parties”, and each a “Party”).

WHEREAS, RS has the capability and capacity to provide certain business support services; and

WHEREAS, PHI desires to retain RS to provide the said services, and RS is willing to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RS and PHI agree as follows:

1. Services. RS shall provide to PHI certain business support services to PHI as requested by PHI from time to time (the “Services”) in each case in accordance with this Agreement. The Services may include IT support, financial analysis support, legal support, process and system improvement support, recruiting support, and strategic analysis support. On a monthly basis, RS will provide a brief update summarizing the Services provided by RS in the prior month so that PHI can assess whether to exercise its termination rights set forth in Section 8 of the Agreement.

2. RS Obligations. RS shall:

2.1 Designate employees or contractors that it determines, in its sole discretion, to act as its authorized representative with respect to all matters pertaining to this Agreement (the “RS Contract Manager”) with such designation to remain in force unless and until a successor RS Contract Manager is appointed; and

3. PHI Obligations. PHI shall:

3.1 Designate one of its employees or agents to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the “PHI Contract Manager”), with such designation to remain in force unless and until a successor PHI Contract Manager is appointed.

3.2 Require that the PHI Contract Manager respond promptly to any reasonable requests from RS for instructions, information, or approvals required by RS to provide the Services.

3.3 To the extent necessary for the proper performance of the Services provide access to PHI’s premises, employees, contractors, and equipment as required to enable RS to provide the Services.

3.4 Fulfill such other responsibilities (including incurring costs) as may be agreed in writing between the Parties in connection with PHI’s request for Services under this Agreement.

4. Fees and Expenses.

4.1 In consideration of the provision of the Services by the RS and the rights granted to PHI under this Agreement, PHI shall pay a flat fee of $250,000 per month to RS. Payment to RS of such fees and the reimbursement of expenses pursuant to this Section 4 shall constitute payment in full for RS’s performance of its obligations under this Agreement, including RS’s performance of the Services in accordance with this Agreement. In the event PHI hires or engages one or more employees, contractors, or service providers to perform functions for the benefit of PHI and its affiliates that are then being performed, or were previously performed, by RS hereunder as part of the Services, the Parties shall agree in good faith on a reduction in the monthly fixed fee to reflect the replacement of RS as party performing such functions unless both parties agree that RS will substitute other services of similar value to PHI.

4.2 PHI shall reimburse RS for all undisputed reasonable expenses incurred in accordance with the Services within 30 days of receipt by PHI of an invoice from RS accompanied by receipts and reasonable supporting documentation.

4.3 RS shall invoice PHI, in arrears, on a monthly basis for (a) the flat fee as set out in Section 4.1 and (b) reimbursable RS expenses, as set out in Section 4.2. No other amounts shall be due and payable by PHI to RS in connection with this Agreement. RS shall consolidate all amounts payable by PHI under this Agreement in a single monthly invoice, together with supporting documentation (including such additional supporting documentation as PHI may request). PHI shall pay amounts properly invoiced to it in accordance with this Agreement within 30 days after receipt of invoice; provided, however, that PHI may withhold payment of any amount it disputes in good faith until and to the extent it is agreed between the Parties, or determined by a court of competent jurisdiction, that such amounts are due and payable hereunder by PHI to RS. The Parties acknowledge that as of June 1, 2023, RS has not yet invoiced PHI for, and PHI has not yet paid, the fixed fee as set out in Section 4.1 for the months of January 2023 through June 2023, and RS shall be entitled to invoice PHI for the amounts for January 2023 through May 2023 upon the execution of this Agreement by the Parties and for the amounts for June 2023 at the end of such month.

4.4 PHI shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by PHI hereunder; and to the extent RS is required to pay any such sales, use, excise, or other taxes or other duties or charges, PHI shall reimburse RS in connection with its payment of fees and expenses as set forth in this Section 4. Notwithstanding the previous sentence, in no event shall PHI pay or be responsible for any taxes imposed on, or with respect to, RS’s income, revenues, gross receipts, personnel, or real or personal property, or other assets.

4.5 All overdue, undisputed payments under this Agreement shall bear interest at the lesser of (a) the rate of 1% per month and (b) the highest rate permissible under Delaware law, calculated daily and compounded monthly. In addition to all other remedies available under this Agreement or at law (which RS does not waive by the exercise of any rights hereunder), RS shall be entitled to suspend the provision of any Services if PHI fails to pay any overdue, undisputed amounts and/or fees when due hereunder and such failure continues for 15 days following written notice thereof.

5. Limited Warranty.

5.1 RS warrants that it shall perform the Services:

(a) In accordance with the terms and subject to this Agreement.

(b) Using personnel of appropriate skill, experience, qualifications, and training.

(c) In a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services.

5.2 In the event RS breaches the warranty set forth in Section 5.1 in any material respect, RS shall cure such breach at its own expense within a reasonable time (but no more than 10 days) after PHI’s delivery of written notice to RS of such breach. In the event RS does not cure such breach within such time, PHI may, at its option, terminate the Agreement by serving written notice to RS of termination and may exercise all other remedies available under this Agreement or at law.

5.3 RS MAKES NO WARRANTIES EXCEPT FOR THAT PROVIDED IN SECTION 5.1 ABOVE. ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

6. Intellectual Property. All intellectual property rights developed by RS or an affiliate of RS, including copyrights, patents, patent disclosures, inventions (whether patentable or not), software and programs (including but not limited to PHI Process, BidQ, Lease Q, etc.), recruiting tests, trademarks, service marks, trade secrets, know-how, and other confidential information, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, derivative works, and all other rights (collectively, “Intellectual Property Rights”), shall be owned by RS (whether developed or acquired by RS independently of its performance of the Services (including the creation of the Deliverables)). Notwithstanding the foregoing, documents, presentations, reports, spreadsheets, or other similar work product that are delivered to PHI under this Agreement or prepared by or on behalf of RS in the course of performing the Services (except the Intellectual Property Rights included therein) whether or not delivered prior to the Effective Date (collectively, the “Deliverables”), shall be owned by PHI. From the Effective Date and until termination of this Agreement, RS hereby grants PHI a license to use all Intellectual Property Rights embedded in the Deliverables free of additional charge and on a non-exclusive, worldwide, non-transferable, non- sublicensable, fully paid-up, royalty-free basis to the extent necessary to enable PHI to make reasonable use of the Deliverables and the Services. Upon termination of this Agreement, the parties may mutually agree to enter into a separate use license for PHI’s use of the Intellectual Property Rights.

7. Confidentiality.

7.1 From time to time for the duration of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”), non-public, proprietary, and Confidential Information. “Confidential Information” means any information that is treated as confidential by a Party, including but not limited to non-public information about its business affairs, products or services, Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether disclosed orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential”; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party’s breach of this Section 7; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information.

7.2 The Receiving Party, for the duration of this Agreement and for 1 year following the termination of this Agreement, shall: (y) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would use to protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Group who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

7.3 If Receiving Party is requested in any proceeding to disclose any of the Confidential Information, Receiving Party shall provide Disclosing Party, if legally permitted, with prompt written prior notice so Disclosing Party, at their sole expense, may seek a protective order or other appropriate remedy. If Disclosing Party is unable to obtain such protective order or other appropriate remedy, Receiving Party will furnish only that portion of the Confidential Information which they are advised by counsel is legally required and will give Disclosing Party written notice of the information to be disclosed as far in advance as practicable and will assist Disclosing Party (at Disclosing Party’s sole expense) in obtaining a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

7.4 Subject to applicable regulatory requirements, upon Disclosing Party’s request, Receiving Party will (and cause the Receiving Party’s Group to) destroy, or return to Disclosing Party, all Confidential Information, including any copies which Receiving Party may have made, and certify to Disclosing Party that they have done so. For purposes of this Section 7 and Section 8.4 only, “Receiving Party’s Group” shall mean the Receiving Party’s affiliates (excluding Disclosing Party) and its or their employees, officers, directors, shareholders, partners, members, managers, agents, independent contractors, service providers, sublicensees, subcontractors, attorneys, accountants, and financial advisors.; provided, however, that the Receiving Party shall not be obligated to return or destroy the Confidential Information of the Disclosing Party that is backed up as part of the Receiving Party’s systems or information backup procedures (and such Receiving Party shall continue to protect the confidentiality of such backed up Confidential Information for so long as it is retained and not returned or destroyed as contemplated in this Section).

7.5 Notwithstanding anything in this Agreement to the contrary, PHI acknowledges that RS’s and its affiliates’ businesses include the analysis of, and investment in, securities, instruments, businesses and assets and that the review of the Confidential Information given to RS inevitably will serve to give RS a deeper overall knowledge and understanding in a way that cannot be separated from RS’s other knowledge. Accordingly, and without in any way limiting RS’s obligations under this Agreement, PHI agrees that this Agreement shall not restrict RS’s use of such overall knowledge and understanding for RS’s and its affiliates’ own internal purposes, including the purchase, sale, and consideration of, and decisions related to, other investments. RS shall implement measures in accordance with good industry practice within the securities industry regarding the restriction of access to material nonpublic information, the restriction of trading in violation of law relating to any material nonpublic information, and the training (and discipline) of personnel regarding related policies and procedures.

8. Term, Termination, and Survival.

8.1 This Agreement shall commence as of the Effective Date and shall continue in perpetuity thereafter until terminated pursuant to Section 8.2 or Section 8.3.

8.2 Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party:

(a) Materially breaches this Agreement, and the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach, or such material breach is incapable of cure.

(b) Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c) Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 7 business days or is not dismissed or vacated within 45 business days after filing.

(d) Is dissolved or liquidated or takes any corporate action for such purpose.

(e) Makes a general assignment for the benefit of creditors.

(f) Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.3 Notwithstanding anything to the contrary in Section 8.2, (i) PHI may terminate this Agreement for any reason upon 30 days’ written notice to RS and (ii) RS may terminate this Agreement for any reason upon 60 days’ written notice to PHI.

8.4 The rights and obligations of the Parties set forth in this Section 8 and Sections 6, 7, 9 and 10 and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination of this Agreement, will survive any such termination of this Agreement.

8.5 If this Agreement is terminated for any reason, then, for up to six (6) months after the effective date of such termination, and in each case to the extent requested by PHI, (i) RS shall continue to provide Services to PHI in accordance with this Agreement and (ii) RS shall provide transition assistance as reasonably requested by PHI (which transition assistance shall include the return or migration of PHI’s files or data under the direct or indirect control of RS, and support for PHI’s migration from any IT system utilized by or on behalf of RS (or made available to PHI by RS) in connection with the Services to those IT systems as designated by PHI) ((i) and (ii) collectively, the “Transition Services”). During each month in which RS provides Transition Services, PHI shall continue to compensate RS as provided in Section 4 as if this Agreement had not yet terminated.

9. Limitation of Liability.

9.1 IN NO EVENT SHALL EITHER OF RS OR PHI BE LIABLE TO THE OTHER FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT RS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE; PROVIDED, HOWEVER, THAT SUCH DISCLAIMER OF LIABILTY SHALL NOT APPLY WITH RESPECT TO (A) A PARTY’S LIABILITY ARISING OUT OF ITS GROSS NEGLIGENCE WILLFUL MISCONDUCT, OR FRAUD, (B) A PARTY’S INDEMNIFICATION OBLIGATIONS AS SET OUT IN SECTOIN 10, AND (C) RS’S LIABILITY ARISING OUT OF ITS BREACH OF SECTION 7.5.

9.2 IN NO EVENT SHALL EACH OF RS’S AND PHI’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED TWO (2) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO RS PURSUANT TO THIS AGREEMENT IN THE 6 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

PROVIDED, HOWEVER, THAT SUCH LIMITATION OF LIABILTY SHALL NOT APPLY WITH RESPECT TO (A) A PARTY’S LIABILITY ARISING OUT OF ITS GROSS NEGLIGENCE WILLFUL MISCONDUCT, OR FRAUD, (B) A PARTY’S INDEMNIFICATION OBLIGATIONS AS SET OUT IN SECTOIN 10, AND (C) RS’S LIABILITY ARISING OUT OF ITS BREACH OF SECTION 7.5.

10. Indemnity. PHI shall defend, indemnify, and hold harmless RS and RS’s affiliates and its officers, directors, employees, agents, successors, and permitted assigns from and against all losses arising out of or resulting from any third-party claim, suit, action or proceeding arising out of or resulting from the Services or this Agreement except for those arising out of RS’s gross negligence, willful misconduct, or breach of this Agreement.

10.1 Intellectual Property Rights Indemnity. RS and PHI (in such case, the “indemnifying party”) each agree to indemnify the other (in such case, the “indemnified party”) from and against any costs and damages awarded against the indemnified party, and defend the indemnified party against, any claim of infringement of any applicable patent or copyright or misappropriation of any trade secret related to a Deliverable (in the case of indemnification by RS) or any claim relating to RS’s possession, use or modification of any software, documentation, data or other property provided by PHI (in the case of indemnification by PHI).

10.2 Intellectual Property Rights Exclusions. Each of RS and PHI, as appliable, shall have no obligation under Section 10.2 or other liability for any infringement or misappropriation claim to the extent arising from: (1) the other Party’s use of the Intellectual Property Rights (or Deliverables, in the case of such use by PHI) or any part thereof in combination with any equipment, software or data not approved for use by the Party providing it, or use in any manner for which the deliverable was not designed, or any modification or alteration of the deliverable by an person or entity other than the Party providing it; (2) with respect to RS’s obligation to indemnify PHI, any aspect of PHI’s software, documentation or data which existed prior to RS’s performance of Services; (3) any instruction, information, design or other materials furnished or on behalf of the Party which would otherwise be indemnified hereunder to the other Party; or (4) the indemnified Party’s continuing the allegedly infringing activity after being notified thereof or after being informed and provided by the indemnifying Party, at no cost to the indemnified Party, with modifications that would have avoided the alleged infringement.

10.3 In the event a Party seeks indemnification pursuant to this Section 10, the other Party at its own cost shall promptly take control of the defense of the indemnified loss or claim. The indemnified party shall cooperate with the indemnifying party in the defense of such claim or loss, as may be reasonably requested. The indemnifying party shall not admit fault on the part of indemnified party, and shall not enter into any settlement agreement that would result in a binding obligation on the indemnified party, or result in a modification in the conduct of indemnified party’s business, in each case except as the indemnified party may agree in writing in advance in its sole discretion.

11. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

12. Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”, and with the correlative meaning “Notify”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier, certified or registered mail (in each case, return receipt requested, postage prepaid), or by email. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 12.

Notice to PHI:	Attention: Jason Whitley, CFO 2001 SE Evangeline Thruway Lafayette, LA 70508 Phone: (337) 272-2452 Email: jwhitley@phihelico.com
Notice to RS:	Attention: Business Affairs 301 Commerce Street Suite 3200 Fort Worth, Texas 76102 Phone: (817) 332-9500 Email: businessaffairs@acmewidget.com

13. Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to, and the court may, modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14. Amendments. No amendment to or modification of or rescission, termination, or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination, or discharge of this Agreement and signed by an authorized representative of each Party.

15. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16. Assignment. Neither Party shall assign, transfer, delegate, or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; provided, however, that a Party may assign this Agreement in whole, without such consent, to any of its affiliates, or to any person acquiring all or substantially all of the assigning Party’s assets. Any purported assignment or delegation in violation of this Section 16 shall be null and void. No assignment or delegation shall relieve PHI of any of its obligations under this Agreement.

17. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

18. Relationship of the Parties. The relationship between the Parties with respect to this Agreement is that of independent contractors. The details of the method and manner for performance of the Services by RS shall be under its own control, PHI being interested only in the results thereof. RS shall be solely responsible for supervising, controlling and directing the details and manner of the completion of the Services. Nothing in this Agreement shall give PHI the right to instruct, supervise, control, or direct the details and manner of the completion of the Services. The Services must meet PHI’s final approval and shall be subject to PHI’s general right of inspection throughout the performance of the Services and to secure satisfactory final completion. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

19. No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

20. Choice of Law and Venue. This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute shall be construed and governed by the laws of the State of Delaware (without application of conflict of law principles). The exclusive venue for any suit regarding or relating to this Agreement shall be state and federal courts seated in the State of Delaware. Each Party hereby irrevocably waives any objection to the exclusive jurisdiction of such courts, including waiving any claim of forum non conveniens.

21. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22. Litigation Costs and Expenses. If either Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement, including, but not limited to, contract, equity, tort, fraud, and statutory claims), the prevailing party in a final, non-appealable judgment regarding the suit, action, or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting or defending the suit, action, or proceeding, including reasonable attorneys’ fees and expenses, and court costs, even if not recoverable by law (including, without limitation, all fees, taxes, costs, and expenses incident to appellate, bankruptcy, and post-judgment proceedings).

23. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 12, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24. Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of PHI to make payments to RS hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God, as that concept is defined under applicable law; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) general strikes, labor stoppages or slowdowns, or other general industrial labor disturbances; (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials, in each case other than those that are the responsibility of the applicable Party in the performance of its obligations under this Agreement; and (i) other similar unforeseeable events beyond the reasonable control of the Impacted Party.

The Impacted Party shall give notice within 3 days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 10 consecutive days following written notice given by it under this Section 24, the other Party may thereafter terminate this Agreement upon 3 days’ written notice.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

PHI Group, Inc.

By:	/s/ Jason Whitley
Name:	Jason Whitley
Title:	CFO, PHI Group, Inc.

Renegade Swish, LLC

By:	/s/ Mandi Johnson
Name:	Mandi Johnson
Title:	Treasurer

By:	/s/ Nelson Holm
Name:	Nelson Holm
Title:	Assistant Secretary

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